ePlus Announces NASDAQ Board of Directors Grants Stay

HERNDON, VA – June 26, 2007– ePlus inc. (Nasdaq NGM: PLUS - news) announced today that it received a letter from the Board of Directors of The NASDAQ Stock Market LLC (the “Nasdaq Board”) on June 25, 2007.  The Nasdaq Board, pursuant to its discretionary authority under Marketplace Rule 4809, has called for review the May 10, 2007 decision of the Nasdaq Listing and Hearing Review Council (the “Listing Council”) regarding the Company.  The Nasdaq Board has also determined to stay the Listing Council’s decision to suspend the Company’s securities from trading, pending consideration by the Nasdaq Board in July 2007.   Accordingly, the Company’s securities will not be delisted from the Nasdaq Global Market if it is unable to file its late annual and quarterly reports on or before July 5, 2007, as previously announced, pending further review by the Nasdaq Board.

As previously reported by ePlus, it received a letter from the Listing Council on May 10, 2007, granting ePlus an extension until July 5, 2007 to file its late annual and quarterly reports with the Securities and Exchange Commission (“SEC”).

The Company has been diligently working to resolve issues related to accounting for stock options granted since its initial public offering in 1996, which is the sole reason underlying its delay in filing its annual and quarterly reports.  In this regard, the Company has been reviewing accounting guidance regarding stock option grants recently published by the accounting staff of the SEC, and has not yet determined the amount of such charges or the resulting tax and accounting impact. The Company’s determination of the amount of such stock-based compensation expense is being finalized and is being reviewed by its independent auditors.  The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 as soon as practicable after the resolution of the previously disclosed matters.

ePlus has previously issued several press releases and filed several reports with the SEC including reports on Form 8-K, and investors are encouraged to read these in their entirety for discussion of the delay in its financial statements filings.

About ePlus inc.

ePlus empowers customers to maximize productivity, efficiency, and cost savings through the best people, practices, and knowledge in the technology industry.  By providing access to world-class IT products and services, top level manufacturer certifications, flexible lease financing, and patented software, ePlus delivers the choices and tools for organizations to optimize their IT infrastructure and supply chain processes.  Founded in 1990, ePlus has more than 650 associates in 30+ offices serving more than 2,500 customers.  The company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements".  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the impact of the restatement described above; the results of the Audit Committee’s investigation; the Company’s review, restatement and filing its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal controls; the Company’s failure to regain compliance within any extension period that may be granted by the Nasdaq Board, in which case the Company’s common stock would be delisted from the Nasdaq Global Market; the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; the unknown duration of the stay granted by the Nasdaq Board; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of June 26, 2007.  ePlus inc. undertakes no duty to update this information.  More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal years ended March 31, 2005 and March 31, 2004, the Quarterly Report on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150